Calculation of Filing Fee Tables
S-1
Exyn Technologies, Inc.
Table 1: Newly Registered and Carry Forward Securities	☐Not Applicable
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Units consisting of (i) Common stock, $0.0001 per share and (ii) Warrants to purchase one share of common stock	457(o)	2,875,000	$ 8.75	$ 25,156,250.00	0.0001381	$ 3,474.08
Fees to be Paid	2	Equity	Common stock, $0.0001 par value per share, issuable upon the exercise of the Warrants included in the units	Other	2,875,000	$ 10.94	$ 31,452,500.00	0.0001381	$ 4,343.59
Fees to be Paid	3	Equity	Representative's Warrant	Other	71,875		$ 0.00	0.0001381	$ 0.00
Fees to be Paid	4	Equity	Common stock, $0.0001 par value per share, underlying Representative's Warrant	Other	71,875	$ 10.94	$ 786,312.50	0.0001381	$ 108.59
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 57,395,062.50		$ 7,926.26
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 7,245.94
			Net Fee Due:						$ 680.32
Offering Note
[1]	Maximum aggregate offering price is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the "Securities Act"). Pursuant to Rule 416, this registration statement also covers an indeterminate number of shares of common stock, par value $0.0001 per share, of the registrant (the "Common Stock") that may become issuable to prevent dilution resulting from stock splits, stock combinations, stock dividends, recapitalizations or similar transactions with respect to the Common Stock. No separate fee is required pursuant to Rule 457(g) under the Securities Act.

[2]	Based on an assumed per-share exercise price for the Warrants of 125% of the maximum public offering price per unit in this offering.

[3]	No separate fee is required pursuant to Rule 457(g) under the Securities Act.

[4]	Represents shares of Common Stock underlying warrants issuable to the representative of the several underwriters to purchase up to an aggregate of 2.5% of the total number of shares of Common Stock included in the units sold in the offering (including any units purchased pursuant to the exercise of the over-allotment option) at an exercise price equal to 125% of the maximum public offering price. The warrants will be exercisable at any time after the date of the closing of this offering and will expire five years from the date of closing of this offering.

Table 2: Fee Offset Claims and Sources	☐Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims	1		S-1	333-294453	03/19/2026		$ 7,245.94
Fee Offset Sources		Exyn Technologies, Inc.	S-1	333-294453		03/19/2026						$ 280.52
Fee Offset Sources		Exyn Technologies, Inc.	S-1	333-294453		04/13/2026						$ 6,965.42
Rule 457(p)
Fee Offset Claims
Fee Offset Sources
Explanation of the basis for claimed offset:
[1]	Previous SEC filing fees in the amounts of $280.52 and $6,965.42 were paid on March 19, 2026 and April 13, 2026, respectively.

Table 3: Combined Prospectuses	☑Not Applicable
Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date